U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

   Friedland                          Dion                   R.
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   (Last)                            (First)              (Middle)

     28 Sloane Street Flat #8
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                                    (Street)

   London                       SWIX9NE             United Kingdom
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   (City)                            (State)                (Zip)

__ _____________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     1/3/2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Worlds.com - WDDD.OB
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person

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Table I -- Non-Derivative Securities Acquired Disposed of, or Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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
Common Stock                                  1,070,515                    I                               (1)
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

Reminder: Report on a separate line for each class of securities beneficially
          owned directly or indirectly.                                   (Over)

*If the  form is  filed  by more  than one  reporting  person,  see  Instruction
5(b)(v).                                                         SEC 1473 (3/91)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
Warrants               immediately  6/3/2002     Common Stock              52,500              $5               I             (1)
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Convertible Note       immediately  7/2/2002     Common Stock            2,307,692           $.104              I             (1)
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
Explanation of Responses:

(1) Held by the following: (i) Giant Trading, Inc., a Panamanian corporation, and Hesperus XIX N.V., a Netherlands Antilles corporation, each solely controlled by Mr. Friedland; (ii) the following British Virgin Islands corporations advised by Magnum Fund Management Ltd. of which Mr. Friedland is the chairman: Magnum Select Fund Ltd. and Spectrum Galaxy Fund Ltd.; and (iii) Rosebud Capital Growth Fund Ltd., a British Virgin Islands corporation which is advised by Rosebud Fund Management Ltd., which is advised by Mr. Friedland as director. Mr. Friedland disclaims beneficial ownership of the shares in which he has no pecuniary interest.

      /s/ Dion R. Friedland                                     2/9/2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                 SEC 1473 (7-97)